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                               STOCK PURCHASE AGREEMENT



                                    BY AND BETWEEN

                              BAUSCH & LOMB INCORPORATED

                                         AND

                                  CHIRON CORPORATION




                             DATED AS OF OCTOBER 21, 1997



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                                  TABLE OF CONTENTS


                                      ARTICLE I
                                  Purchase and Sale

1.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.3  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .1
1.4   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.5   Adjustments to Purchase Price. . . . . . . . . . . . . . . . . . . . . .2
      1.5.1  Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
      1.5.2  Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . .3

                                      ARTICLE II
                       Representations and Warranties of Chiron

2.1   Organization and Authority of Chiron . . . . . . . . . . . . . . . . . .5
2.2   Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
2.3   No Governmental Consent or Approval Required . . . . . . . . . . . . . .5
2.4   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
      2.4.1  Capitalization, Qualification and Liabilities . . . . . . . . . .6
      2.4.2  Chiron Adatomed . . . . . . . . . . . . . . . . . . . . . . . . .6
      2.4.3  Chiron Canada . . . . . . . . . . . . . . . . . . . . . . . . . .6
      2.4.4  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .6
2.5   Organization and Authority of the Company and Subsidiaries . . . . . . .6
2.6   Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
      2.6.1  The Company . . . . . . . . . . . . . . . . . . . . . . . . . . .7
      2.6.2  The Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .7
2.7   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .8
2.8   Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .8
2.9   Absence of Certain Developments. . . . . . . . . . . . . . . . . . . . .8
2.10  Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . . . .8
      2.10.1 Personal Property . . . . . . . . . . . . . . . . . . . . . . . .8
      2.10.2 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . .9
2.11  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
2.12  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
2.13  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . 10
      2.13.1 Patents, Trademarks . . . . . . . . . . . . . . . . . . . . . . 10
      2.13.2 No Infringement . . . . . . . . . . . . . . . . . . . . . . . . 11
2.14  Compliance with Law; Governmental Permits. . . . . . . . . . . . . . . 11
2.15  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 11


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      2.15.1 Plans and Material Documents. . . . . . . . . . . . . . . . . . 11
      2.15.2 Compliance with Applicable Law. . . . . . . . . . . . . . . . . 12
2.16  Certain Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
2.17  Intercompany Transactions. . . . . . . . . . . . . . . . . . . . . . . 13
2.18  No Brokers or Finders. . . . . . . . . . . . . . . . . . . . . . . . . 14
2.19  Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
2.20  Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
2.21  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
2.22  Chiron Canada. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
2.23  Certain FDA Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 15
2.24  Completeness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                                     ARTICLE III
                   Representations and Warranties of the Purchaser

3.1   Organization and Authority . . . . . . . . . . . . . . . . . . . . . . 16
3.2   Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
3.3   No Governmental Consent or Approval Required . . . . . . . . . . . . . 16
3.4   Purchase for Investment. . . . . . . . . . . . . . . . . . . . . . . . 16

                                      ARTICLE IV
                                 Covenants of Chiron

4.1   Cooperation and Access . . . . . . . . . . . . . . . . . . . . . . . . 17
4.2   Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 17
      4.2.1  Pre-Closing Negative Covenants. . . . . . . . . . . . . . . . . 17
      4.2.2  Pre-Closing Affirmative Covenants . . . . . . . . . . . . . . . 19
4.3   Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.4   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.5   Material Developments, Reports, Etc. . . . . . . . . . . . . . . . . . 19
      4.5.1  Events or Occurrences . . . . . . . . . . . . . . . . . . . . . 19
      4.5.2  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.6   Intercompany Accounts. . . . . . . . . . . . . . . . . . . . . . . . . 19
4.7   Claremont Property . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.8   Assignment of Leases . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.9   No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.10  Payroll and Other Services . . . . . . . . . . . . . . . . . . . . . . 20
4.11  Employee Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.12  Use of Chiron Name . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.13  Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.14  Human Resource Data Base . . . . . . . . . . . . . . . . . . . . . . . 21
4.15  Alternative Deal Structures. . . . . . . . . . . . . . . . . . . . . . 21

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4.16  Retention Bonus Payments . . . . . . . . . . . . . . . . . . . . . . . 22
4.17  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.18  Product Liability Claims . . . . . . . . . . . . . . . . . . . . . . . 22

                                      ARTICLE V
                              Covenants of the Purchaser

5.1   Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.2   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.3   Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
5.4   Warn Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                      ARTICLE VI
                                     Tax Matters

6.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
6.2   Tax Sharing Agreements; Tax and Other Returns and Reports. . . . . . . 25
      6.2.1  Tax Sharing Agreements. . . . . . . . . . . . . . . . . . . . . 25
      6.2.2  Tax and Other Returns and Reports . . . . . . . . . . . . . . . 25
6.3   Pre-Closing Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . . 25
6.4   De Minimis Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
6.5   Tax Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
6.6   Offset for Future Reductions . . . . . . . . . . . . . . . . . . . . . 26
6.7   Net Operating Losses . . . . . . . . . . . . . . . . . . . . . . . . . 26
6.8   Tax Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      6.8.1. Right to Control Proceedings. . . . . . . . . . . . . . . . . . 27
      6.8.2. Notice; Reports . . . . . . . . . . . . . . . . . . . . . . . . 27
6.9   Section 338(h)(10) Election. . . . . . . . . . . . . . . . . . . . . . 28
6.10  Survival, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

                                     ARTICLE VII
                                Conditions to Closing

7.1   General Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . 29
7.2   Conditions to the Obligations of the Purchaser . . . . . . . . . . . . 29
      7.2.1  Accuracy of Representations . . . . . . . . . . . . . . . . . . 29
      7.2.2  Performance of Covenants. . . . . . . . . . . . . . . . . . . . 30
      7.2.3  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      7.2.4  Stock Certificate . . . . . . . . . . . . . . . . . . . . . . . 30
      7.2.5  Opinion of Chiron Counsel . . . . . . . . . . . . . . . . . . . 30
      7.2.6  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      7.2.7  Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

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      7.2.8  Chiron Adatomed . . . . . . . . . . . . . . . . . . . . . . . . 30
      7.2.9  Chiron Canada . . . . . . . . . . . . . . . . . . . . . . . . . 30
      7.2.10 Registration of Directors . . . . . . . . . . . . . . . . . . . 31
      7.2.11 Non-Competition Agreements. . . . . . . . . . . . . . . . . . . 31
      7.2.12 Intercompany Transactions . . . . . . . . . . . . . . . . . . . 31
      7.2.13 Material Adverse Change . . . . . . . . . . . . . . . . . . . . 31
      7.2.14 Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      7.2.15 Chiron Vision France, S.A.. . . . . . . . . . . . . . . . . . . 31
      7.2.16 Cash Management . . . . . . . . . . . . . . . . . . . . . . . . 31
7.3   Conditions to the Obligations of Chiron. . . . . . . . . . . . . . . . 31
      7.3.1  Accuracy of Representations . . . . . . . . . . . . . . . . . . 31
      7.3.2  Performance of Covenants. . . . . . . . . . . . . . . . . . . . 32
      7.3.3  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      7.3.4  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
      7.3.5  Opinion of Purchaser Counsel. . . . . . . . . . . . . . . . . . 32
      7.3.6  Claremont Lease . . . . . . . . . . . . . . . . . . . . . . . . 32

                                     ARTICLE VIII
                                     Termination

8.1   Grounds for Termination. . . . . . . . . . . . . . . . . . . . . . . . 32
      8.1.1. Mutual Agreement. . . . . . . . . . . . . . . . . . . . . . . . 32
      8.1.2  Expiration. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      8.1.3  Contravention of Law. . . . . . . . . . . . . . . . . . . . . . 33
      8.1.4  Fiduciary Obligation. . . . . . . . . . . . . . . . . . . . . . 33
      8.1.5  Purchaser's Breach. . . . . . . . . . . . . . . . . . . . . . . 33
      8.1.6  Reserved. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      8.1.7  Chiron's Breach . . . . . . . . . . . . . . . . . . . . . . . . 33
      8.1.8  Failure of a Chiron Condition . . . . . . . . . . . . . . . . . 33
      8.1.9  Failure of a Purchaser Condition. . . . . . . . . . . . . . . . 34
8.2   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
8.3   Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . 34
8.4   Termination Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      8.4.1. Payments by the Purchaser . . . . . . . . . . . . . . . . . . . 34
      8.4.2  Payment by Chiron . . . . . . . . . . . . . . . . . . . . . . . 34

                                      ARTICLE IX
                Representations and Warranties; Indemnities; Survival

9.1   Chiron General Indemnity . . . . . . . . . . . . . . . . . . . . . . . 34
      9.1.1  Representations, Warranties and Covenants . . . . . . . . . . . 35
      9.1.2  Third Party Claims. . . . . . . . . . . . . . . . . . . . . . . 35

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      9.1.3  Environmental Claims. . . . . . . . . . . . . . . . . . . . . . 36
      9.1.4  Tax Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      9.1.5  Liability Limits. . . . . . . . . . . . . . . . . . . . . . . . 36
      9.1.6  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . 37
9.2   Purchaser General Indemnity. . . . . . . . . . . . . . . . . . . . . . 37
9.3   Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . 37
9.4   Pursuit of Insurance and Third Party Indemnification . . . . . . . . . 38
9.5   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

                                      ARTICLE X
                                 Certain Definitions


10.1  Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 38

                                      ARTICLE XI
                                    Miscellaneous

11.1  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
11.2  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
11.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
11.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
11.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
11.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.7  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.8  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.9  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.10 Efforts; Further Assurances. . . . . . . . . . . . . . . . . . . . . . 44
11.11 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45



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                                       EXHIBITS

Exhibit A        Reserved
Exhibit B        Opinion of William G. Green, Esq., Counsel for Chiron
Exhibit C        Non-competition Agreement
Exhibit D        Opinion of Purchaser's Counsel
Exhibit E        List of Special Charges

                                      SCHEDULES
Schedule 1.5.1   Audited Balance Sheet
Schedule 2.2     Noncontravention
Schedule 2.3     Governmental Consents or Approvals
Schedule 2.4.1   Subsidiaries of the Company
Schedule 2.5     Directors and Officers of the Company
Schedule 2.6.2   Capital Stock of the Company
Schedule 2.8     Undisclosed Liabilities
Schedule 2.9     Certain Developments of the Company
Schedule 2.10    Real Properties of the Company
Schedule 2.11.1  Contracts
Schedule 2.11.2  Certain Contracts
Schedule 2.11.3  Contract Approvals
Schedule 2.12    Litigation
Schedule 2.13.1  Intellectual Property
Schedule 2.13.2  Certain Intellectual Property Matters
Schedule 2.14    Permits
Schedule 2.15.1  Employee Benefit Plans and Agreements
Schedule 2.15.2  Benefit Arrangements
Schedule 2.16    Certain Interests
Schedule 2.17    Intercompany Transactions
Schedule 2.21    Insurance Policies and Bonds
Schedule 2.23    Certain FDA Matters
Schedule 3.2     Noncontravention
Schedule 3.3     Governmental Consents or Approvals
Schedule 4.2.1   Commitments and Capital Expenditures
Schedule 6.2.1   Tax Sharing Agreements
Schedule 6.2.2   Tax and Other Returns and Reports

                               STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT dated as of October 21, 1997, is made by and between Bausch & Lomb Incorporated, a New York corporation (the "Purchaser"), and Chiron Corporation, a Delaware corporation ("Chiron").


                                      RECITALS

     A. Chiron owns 1,000 shares of Common Stock, $.01 par value (the "Stock"), of Chiron Vision Corporation, a Delaware corporation (the "Company"), constituting all of the issued and outstanding capital stock of the Company.

     B. The Purchaser desires to purchase the Stock, and Chiron desires to sell the Stock to the Purchaser, on the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:


                                      ARTICLE I

                                  PURCHASE AND SALE

     1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement (this and other capitalized terms, to the extent not defined in any other Article, shall have the meanings assigned to such terms in Article X), Chiron shall sell to the Purchaser, and the Purchaser shall purchase from Chiron, the Stock at the Closing (as defined in Section 1.4) and Chiron shall deliver at the Closing the certificates evidencing the Stock, properly endorsed, or accompanied by a duly executed stock power duly endorsed, in blank.

     1.2 PURCHASE PRICE. In consideration for the Stock and as payment in full therefor, the Purchaser shall pay to Chiron $300,000,000 (the "Purchase Price"), subject to such adjustments as may be made pursuant to Section 1.5.

     1.3 PAYMENT OF PURCHASE PRICE. If the obligations of the parties to proceed with the Closing set forth in Article VII are satisfied or waived in writing by all parties, at the Closing, the Purchaser shall pay Chiron the Purchase Price by wire transfer of immediately available funds to a bank account designated by Chiron. Within two business days of delivery to the Purchaser of the Closing Date Balance Sheet, the Purchaser shall pay to Chiron, or Chiron shall pay to the Purchaser, as the case may be, by wire transfer of immediately available funds, the adjustment to the Purchase Price, if any, determined in accordance with Section 1.5.

     1.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Stock shall take place at the offices of the Purchaser's counsel in Newport Beach, California as soon as possible after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time and place as the parties shall mutually agree; provided that in no event shall the Purchaser be required to close prior to November 1, 1997. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     1.5     ADJUSTMENTS TO PURCHASE PRICE.

             1.5.1 ADJUSTMENT. The Purchase Price shall be adjusted as follows:

                     (a) If the amount of Net Assets reflected on the Closing Date Balance Sheet (as defined in Section 1.5.2(a)) (the "Closing Date Net Assets") is more than $82,702,000 (being the amount of Net Assets reflected on the Audited Balance Sheet, which is attached as Schedule 1.5.1 and herein called the "Audited Balance Sheet Date Net Assets"), there will be un upward adjustment of the Purchase Price equal to fifty percent of the difference between the Closing Date Net Assets and the Audited Balance Sheet Net Assets.

                     (b) If the Closing Date Net Assets are less than the Audited Balance Sheet Date Net Assets, there will be a downward adjustment of the Purchase Price equal to fifty percent of the difference between the Closing Date Net Assets and the Audited Balance Sheet Net Assets.

                     (c) In the event Net Operating Losses of Chiron Adatomed reported as of December 31, 1997 are less than $1,000,000, there will be a downward adjustment of the Purchase Price equal to forty percent of the difference between $1,000,000 and such Net Operating Losses.

                     (d) If any upward or downward adjustment is required, the increase or decrease to the Purchase price, as the case may be, shall be referred to herein as the "Upward Purchase Price Adjustment" or "Downward Purchase Price Adjustment," respectively.

             1.5.2   BALANCE SHEET.

                     (a) Chiron shall, at its own cost and expense, prepare and deliver to the Purchaser within 60 days after the Closing Date, a consolidated balance sheet for the Company and its Subsidiaries (as defined in Section 2.4.4) as of the Closing Date (the "Closing Date Balance Sheet") which shall include, in addition to the other information set forth therein, the Closing Date Net Assets. The Closing Date Balance Sheet shall be prepared in accordance with the Agreed Procedure, and shall be accompanied by an audit opinion thereon of KPMG Peat Marwick LLP ("KPMG") to the effect that the Closing Date Balance Sheet, and the assets and liabilities reflected thereon, were prepared and determined in accordance with the Agreed Procedure. The Closing Date Balance Sheet shall be accompanied by a supplementary schedule setting forth the calculation of the adjustment to the Purchase Price contemplated by Section 1.5.1. During the sixty-day period following the Closing, the Purchaser will cause the Company to provide to Chiron and its accountants reasonable access during normal business hours to such books and records of the Company as may be necessary to enable Chiron to prepare the Closing Date Balance Sheet. Chiron shall make available to the Purchaser all work papers, books and records used by it in the preparation and audit of the Closing Date Balance Sheet, and shall provide copies of the same. The Purchaser and such accountants or auditors of its choice (the cost and expense of which shall be borne by the Purchaser) shall be entitled to jointly conduct with Chiron and KPMG, or otherwise participate in or monitor, a physical count of the inventories on hand as of the Closing Date (or such other date as the Purchaser and Chiron shall mutually agree) and such other procedures acceptable to the Purchaser with respect to any inventory on consignment.

                     (b) The Purchaser shall have 30 business days after its receipt of the Closing Date Balance Sheet and related supplementary schedules to review them (the "Review Period"). On or prior to the expiration of the Review Period, the Purchaser shall notify Chiron in writing if it does not agree with Chiron's calculation of any adjustment to the Purchase Price (the "Disagreement Notice"), which notice shall include a brief description of the basis of its disagreement, including its calculation of any adjustment to the Purchase Price. If Chiron does not receive the Disagreement Notice on or prior to the expiration of the Review Period, the Purchaser shall be deemed to have approved the Closing Date Balance Sheet and Chiron's calculation of any adjustment to the Purchase Price applicable thereto.

                     (c) If Chiron receives the Disagreement Notice, Chiron and the Purchaser shall, in good faith, attempt to resolve the disagreement within 20 business days after Chiron's receipt of the Disagreement Notice. If they cannot resolve the disagreement within such time period, then (i) Chiron or the Purchaser, as applicable, shall promptly pay any net amount owed to the other party that is not in disagreement (i.e., net of any offsetting liability), and (ii) the parties promptly shall refer such disagreement for resolution to Arthur Andersen LLP, or if Arthur Andersen LLP is unable to serve or declines to act, or if at the time of such referral Arthur Andersen LLP is not independent of each of the Purchaser and Chiron, such other firm of independent accountants of recognized national standing as mutually selected by the Purchaser and Chiron (such firm being referred to herein as the "Deciding Accountant"). The determination of the Deciding Accountant as to the calculation and amount of any adjustment to the Purchase Price shall be rendered within 30 calendar days after such disagreement is referred to the Deciding Accountant, and shall be binding upon the parties hereto.

                     (d) Each of the Purchaser and Chiron shall furnish to the Deciding Accountant, at its own cost and expense, such documents and information as the Deciding Accountant may request, and each party may also furnish to the Deciding Accountant such other information and documents as it deems relevant, in all cases with copies (where it would not be unreasonably costly or burdensome to provide copies) or notification (with reasonable rights of access) being given to the other party. The fees and expenses payable to the Deciding Accountant shall be borne one-half by the Purchaser and one-half by Chiron.

                     (e) The Closing Date Balance Sheet as agreed to by the parties or as determined by the Deciding Accountant, and the Closing Date Net Assets reflected thereon, shall be binding on the parties and thereafter be the "Closing Date Balance Sheet" and the "Closing Date Net Assets", respectively, for all purposes of this Agreement. The later of the date on which the parties agree upon the Closing Date Balance Sheet and the calculation of any adjustment to the Purchase Price or the date on which the Deciding Accountant renders its decision with respect thereto shall be called the "Final Settlement Date".

                     (f) Within 10 business days after the Final Settlement Date, (i) if the Purchase Price paid at the Closing is to be increased, the Purchaser shall pay to Chiron the Upward Purchase Price Adjustment to the extent not previously paid via wire transfer to an account of Chiron identified in writing by Chiron, and (ii) if the Purchase Price paid at the Closing is to be decreased, Chiron shall pay to the Purchaser the Downward Purchase Price Adjustment to the extent not previously paid via wire transfer to an account of the Purchaser identified in writing by the Purchaser.

                     (g) Any adjustments to the Purchase Price required by application of this Section 1.5 shall be allocated among the Net Assets in the same manner as the allocation of Purchase Price required by Section 6.9.



                                     ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF CHIRON

     Chiron represents and warrants to the Purchaser that:

     2.1 ORGANIZATION AND AUTHORITY OF CHIRON. Chiron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Chiron has full power and authority to execute, deliver and perform this Agreement and such other documents as are contemplated hereunder to be executed and delivered at or prior to the Closing. The execution, delivery and performance of this Agreement by Chiron and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chiron, the Company and the Subsidiaries. This Agreement constitutes a valid and, assuming due execution by the Purchaser, and the expiration or termination of the applicable waiting period under the HSR Act (as defined in Section 2.3), binding obligation of Chiron, enforceable against Chiron in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and to general equitable principles.

     2.2 NONCONTRAVENTION. Except as set forth in Schedule 2.2, the execution, delivery and performance of this Agreement by Chiron and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the Certificate of Incorporation or bylaws of Chiron, the Company or any of the Subsidiaries (as defined in Section 2.4.4), or (b) any law, regulation, order, judgment, or decree applicable to any such Person, or (c) any material indenture, mortgage or other instrument to which Chiron is a party or by which it or any of its properties is bound.

     2.3 NO GOVERNMENTAL CONSENT OR APPROVAL REQUIRED. No authorization, consent, Permit, approval or other order of, declaration to, or registration, qualification, designation or filing with, any governmental agency or body is required for or in connection with the execution, delivery and performance of this Agreement by Chiron and the consummation of the transactions contemplated hereby by Chiron, the Company and the Subsidiaries, other than (a) the filing of notification under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976 ("HSR Act") and the expiration or early termination of the waiting period thereunder, as well as certain filings under the foreign competition laws (together with the HSR Act, the "Competition Laws"), and (b) the matters identified in Schedule 2.3 as requiring that certain actions be taken by or with respect to any governmental agency or body and (c) any consents from any Person (other than any governmental entity or body) the failure to obtain which does not prohibit the transfer of the Stock or the consummation of any of the transactions contemplated hereby or create a Lien on the Stock.

     2.4     SUBSIDIARIES.

             2.4.1 CAPITALIZATION, QUALIFICATION AND LIABILITIES. The Company has no subsidiaries and no investments, directly or indirectly, in any corporation or business organization other than the subsidiaries and certain other investments listed on Schedule 2.4.1. Schedule 2.4.1 correctly sets forth the capitalization of each Subsidiary (as defined in Section 2.4.4), the ownership of the Company or one of its Subsidiaries therein, the jurisdictions in which the Company and its Subsidiaries are organized and each jurisdiction in which the Company and any of its Subsidiaries is required (except where the failure to so qualify would not have an adverse effect on the business, assets, financial condition or results of operations of the Company or its Subsidiaries) to be qualified or licensed to do business as a foreign Person.

             2.4.2 CHIRON ADATOMED. The Company currently conducts certain business through an affiliate, Chiron Adatomed Pharmazeutische und medizintechnicshe Gesellschaft mbH ("Chiron Adatomed"). At the date of this Agreement, all of the outstanding capital stock of Chiron Adatomed is owned by Chiron. Chiron will transfer all such outstanding capital stock to the Company prior to the Closing.

             2.4.3 CHIRON CANADA. The Company currently owns all of the outstanding capital stock of Chiron Vision Canada Inc. ("Chiron Canada"), a Canadian corporation. Prior to the Closing, all of the capital stock of Chiron Canada will be transferred to Chiron. Chiron Canada is not actively engaged in the business of the Company and its Subsidiaries.

             2.4.4 DEFINITIONS. As used in this Agreement, the term "Subsidiaries" means the subsidiaries of the Company listed on Schedule 2.4.1 and includes Chiron Adatomed.

     2.5 ORGANIZATION AND AUTHORITY OF THE COMPANY AND SUBSIDIARIES. Except as set forth on Schedule 2.5, the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby. Except as set forth on Schedule 2.5, the Company and each Subsidiary is qualified to do business as a foreign corporation in good standing in each jurisdiction where failure to so qualify would have an adverse effect on the business, assets, financial condition or results of operations of the Company or any Subsidiary. Schedule 2.5 correctly lists the current directors and executive officers of the Company and the Subsidiaries. True, correct and complete copies of the respective charter documents of the Company and the Subsidiaries as in effect on the date hereof have been provided to the Purchaser.

     2.6     CAPITALIZATION.

             2.6.1 THE COMPANY. The entire authorized capital stock of the Company consists of 1,000 shares of Common Stock, $.01 par value, of which 1,000 shares are issued and outstanding. All of the Stock has been duly authorized and validly issued and is outstanding, fully paid and nonassessable. There are no outstanding warrants, options, subscription, conversion, preemptive or other rights entitling any person or entity to purchase or otherwise acquire any capital stock of the Company. Chiron owns all of the Stock beneficially and of record and has good and valid title to all of the Stock, free and clear of all Liens and, subject to applicable securities laws and competition laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto. At the Closing, the Purchaser will acquire good and valid title to the Stock, free and clear of any Liens of any nature whatsoever.

             2.6.2 THE SUBSIDIARIES. Except as disclosed in Schedule 2.6.2, the Company owns all of the capital stock of each Subsidiary beneficially and of record and has good and valid title to all of the capital stock of each Subsidiary, free and clear of all Liens and, subject to applicable securities laws and competition laws, free of any restriction on its right to transfer or exercise any voting or other right with respect thereto and all of such shares of capital stock have been duly authorized and, to the extent applicable in the jurisdiction in which such Subsidiary was organized, are validly issued and outstanding, fully paid and non-assessable and, at the Closing, upon the consummation of the transactions contemplated hereby, the Company will continue to have good and valid title to all such shares of capital stock, free and clear of any Liens of any nature whatsoever. Except as disclosed on Schedule 2.6.2, there are no outstanding warrants, options, subscription, conversion, preemptive or other rights entitling any Person to purchase or otherwise acquire any capital stock of the Company or any Subsidiary. Any capital stock or other securities or equity interests of the Company or any Subsidiary which were issued and reacquired by the Company or any of such Subsidiaries were so reacquired (and, if reissued, so reissued) in compliance with all applicable laws, and neither the Company nor any Subsidiary has any outstanding obligation or liability with respect thereto.

     2.7 FINANCIAL STATEMENTS. Chiron has delivered to the Purchaser (a) the consolidated balance sheets of the Company and Subsidiaries as of December 31, 1996 (the "Audited Balance Sheet") and the consolidated statements of operations and cash flows for the year ended December 31, 1996, accompanied by the audit report thereon of KPMG (the "Audited Financial Statements"), (b) the unaudited consolidated balance sheet of the Company and Subsidiaries as of March 31, 1997 (the "Q-1 Balance Sheet") and the unaudited consolidated statements of operations for the three months then ended (together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly and accurately present the financial position of the Company and the Subsidiaries as of the respective dates thereof and the results of operations and changes in financial position and, in the case of the Audited Financial Statements, cash flow of the Company and Subsidiaries for the respective periods covered thereby. At the date of such balance sheets, neither the Company nor the Subsidiaries had any liability (actual, contingent, accrued or otherwise) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not. Since December 31, 1995, there has been no change in any of the significant accounting policies, practices or procedures of the Company or any Subsidiary.

     2.8 UNDISCLOSED LIABILITIES. The Company and its Subsidiaries have no liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not), except for (a) matters identified in Schedule 2.8, (b) liabilities fully reflected and expressly reserved for in the Audited Balance Sheet, (c) liabilities of a type not required to be reflected in the Company's or its Subsidiaries' balance sheet in accordance with GAAP, and (d) liabilities incurred in the ordinary course of business since December 31, 1996.

     2.9 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 1996, except as disclosed in the Financial Statements or in Schedule 2.9, there has not been
(a) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, (b) any loss, destruction or damage to any property of the Company or its Subsidiaries, whether or not insured, which had or could reasonably be expected to have an adverse effect on the business, assets, financial condition, or results of operations of the Company and any Subsidiary, or (c) any agreement, condition, action or omission which would be prescribed by (or requires notice or consent under) clause (b), (c), (d) or (g) of Section 4.2 had it existed, occurred, or arisen after the date of this Agreement.

     2.10    TITLE TO PROPERTIES.

             2.10.1 PERSONAL PROPERTY. Except as disclosed in the Audited Financial Statements, the Company and Subsidiaries have good and marketable title to, or have a valid leasehold interest in, all of the personal properties and assets held, occupied or used in their respective businesses or otherwise purportedly owned or leased by the Company or any Subsidiary, free and clear of all Liens other than (a) the lien of current taxes not yet due and payable, and (b) Permitted Liens. All such personal properties and assets which are material tangible properties are adequate for the respective businesses of the Company and its Subsidiaries as presently conducted.

             2.10.2 REAL PROPERTY. Schedule 2.10 discloses and lists all real properties currently owned, used or leased by the Company or the Subsidiaries or in which the Company or a Subsidiary has an ownership or leasehold interest (collectively, the "Real Property") and if owned identifies the record title holder of all of the Real Property. Either the Company or a Subsidiary has good and marketable fee simple title to (or a leasehold interest in, as the case may be) all Real Property shown as owned (or leased, if applicable) by it on
Schedule 2.10, free and clear of all Liens other than Permitted Liens. Neither the Company nor any Subsidiary has received any written notice of assessments for public improvements or condemnation against any Real Property.

     2.11 CONTRACTS. Attached as Schedule 2.11.1 is a true and complete list of all debt instruments, contracts, leases, license agreements, employment and labor agreements, and other agreements, commitments and understandings of any kind, whether or not in writing, to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary or any of their respective properties is subject or by which any thereof is bound which is either (a) important to the continued conduct of the business of the Company and any Subsidiary as presently conducted or (b) which pursuant to its terms imposes payment obligations on either party in excess of $1 million annually or $3 million in the aggregate (excluding all purchase orders, sales in the ordinary course of business and distributorship contracts that are not material to the business) ("Material Contracts"). Except as disclosed in Schedule 2.11.2, each Material Contract is in full force and effect; and no breach or default, breach or default alleged in writing, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or such Subsidiary, as the case may be, in each case in any material respect, or, to the knowledge of Chiron, the Company and each Subsidiary, any other party or obligor with respect thereto exists and is continuing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of or default under any Material Contract, will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Company or any Subsidiary, and do not require any consent, approval, waiver or other action by any party to any such Material Contract, other than the consents and approvals identified in Schedule 2.11.3 (the "Contract Approvals").

     2.12 LITIGATION. To the knowledge of Chiron, the Company and each Subsidiary except as disclosed in Schedule 2.12, there is no written claim, filed complaint, arbitration, action, suit, proceeding or investigation pending or threatened, against, affecting or reasonably expected to affect the Company or any Subsidiary, including any claim for indemnification from the Company or a Subsidiary which could reasonably be expected to be asserted by any director, officer, employee, agent or representative of the Company or any Subsidiary (a) which if resolved adversely to the Company or any Subsidiary, as the case may be, would result in liability to the Company or any Subsidiary, or (b) seeking to prevent or challenging in any other manner the consummation of the transactions contemplated hereby. Neither the Company nor any Subsidiary is a party to, or subject to the provisions of, or, to the knowledge of Chiron, the Company and each Subsidiary, is threatened with, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality which could reasonably be expected to prevent the consummation of the transactions contemplated hereby. There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending, or to the knowledge of Chiron, the Company and each Subsidiary threatened, against or affecting the Company or any Subsidiary, nor are there, to the knowledge of Chiron, the Company or any Subsidiary, any union organizing efforts.

     2.13    INTELLECTUAL PROPERTY.

             2.13.1 PATENTS, TRADEMARKS. Attached as Schedule 2.13.1 is a list of all registered trademarks, trademark applications, trade names, service marks, patents and patent applications owned by the Company or any Subsidiaries.
Schedule 2.13.1 includes as to each item listed thereon a registration or application number (as applicable). Except as disclosed in Schedule 2.13.1, the Company or a Subsidiary, as the case may be, has the sole and exclusive rights to such registered trademarks, trademark applications, trade names, service marks, patents and patent applications and, to the knowledge of Chiron, the Company and each Subsidiary, no other party has asserted orally or in writing to the Company or any Subsidiary any claim with respect to or challenged the Company's or Subsidiary's rights with respect to such registered trademarks, trademark applications, trade names, service marks, patents and patent applications and such registered trademarks, trademark applications, trade names, service marks, patents and patent applications are free and clear of any Liens other than Permitted Liens. Except as disclosed in Schedule 2.13.1, to the knowledge of Chiron, the Company and each Subsidiary, the Company or the Subsidiaries have ownership of or license to all of the registered trademarks, trademark applications, trade names, service marks, patents and patent applications used in connection with the business of the Company and the Subsidiaries, the absence of which would have a material adverse effect on the Company and any Subsidiary as presently conducted.

             2.13.2 NO INFRINGEMENT. Except as disclosed in Schedule 2.13.2, since January 1, 1993, the Company has not received any written (or, to the knowledge of Chiron, the Company or any of its Subsidiaries, oral) communications alleging that the Company or any of its Subsidiaries has infringed, violated or misappropriated any of the registered trademarks, trademark applications, trade names, services marks, patents, patent applications, copyrights or trade secrets of any other Person. Except as disclosed on Schedule 2.13.2, there are no third party patents which could reasonably be expected to provide such third party with a colorable claim against the Company or any Subsidiary for infringement thereof based on acts of Chiron, the Company or any Subsidiary occurring prior to the Closing Date.

     2.14    COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.  Except as set forth in
Schedule 2.14, to the knowledge of Chiron, the Company and each Subsidiary (including, without limitation, the Vice President of Regulatory Affairs for the Company), the Company and each Subsidiary is in compliance with all laws, regulations, orders, judgements and decrees of any court or governmental authority which are applicable to its business, including without limitation the Federal Food, Drug and Cosmetic Act (the "FDC Act") and the regulations promulgated thereunder, except in the case of the FDC ACT and the regulations promulgated thereunder, noncompliance with which could not reasonably be expected to result in any enforcement action by any government entity or body or the issuance of a warning letter by the U.S. Food and Drug Administration (the "FDA"). Except as disclosed in Schedule 2.14, to the knowledge of Chiron, the Company and each Subsidiary, each Permit held by the Company and its Subsidiaries is in full force and effect and will be upon consummation of the transactions contemplated by this Agreement. To the knowledge of Chiron, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

     2.15    EMPLOYEE BENEFITS.

             2.15.1  PLANS AND MATERIAL DOCUMENTS.

                     (a) Schedule 2.15.1 lists all employee benefit plans and severance plans generally applicable to the U.S. employees of the Company or any of its Subsidiaries, including, without limitation, (i) any "employee welfare benefit plan" or "employee pension benefit plan" (within the meaning of Sections 3(1) or 3(2) of ERISA) (the "Benefit Plans"), (ii) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retention, consulting, retirement, severance, welfare or incentive plan, (iii) any plan providing for fringe benefits or perquisites to employees, officers, directors or agents, or (iv) any employment agreement not terminable on 30 days (or less) written notice and providing for an annual salary in excess of $150,000. The plans described in this
     Section 2.15.1 may be referred to herein as the "Benefit Arrangements." Except as disclosed in Schedule 2.15.1, none of the Benefit Arrangements or any Benefit Plan or any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) maintained or contributed to by any ERISA Affiliate is (A) a plan subject to Title IV of ERISA or (B) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). In addition, neither the Company nor any of its ERISA Affiliates contributes to or had an obligation to contribute to any multiemployer plan during the five year period preceding the date of this Agreement. Chiron has provided to the Purchaser true and complete copies of all written documents and summary plan descriptions of the Benefit Arrangements made available to employees of the Company or any Subsidiary. Chiron has provided to the Purchaser true and complete copies of the Form 5500 filed in the most recent plan year with respect to any Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants.

                     (b) Except as disclosed on Schedule 2.15.1 or as required by Section 4980B of the Code, neither the Company nor any Subsidiary has made any promises or commitments to provide, and is under no obligation or liability to provide, (i) medical benefits (including through insurance) generally applicable to U.S. retirees or former U.S. employees or their dependents or (ii) life insurance or other death benefits (including through insurance) generally applicable to retired U.S. employees or their dependents.

             2.15.2  COMPLIANCE WITH APPLICABLE LAW.

                     (a) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Benefit Plan is qualified under Section 401(a) of the Code (as amended by the Tax Reform Act of 1986 and subsequent legislation prior to 1994) and that the trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code. To the knowledge of Chiron, no event has occurred that is likely to give rise to disqualification or loss of tax-exempt status of any such Benefit Plan under Sections 401(a) or 501(a) of the Code. No "prohibited transaction" (within the meaning of Section 4975 of the Code or Sections 406 and 408 of ERISA) has occurred with respect to any of such Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Chiron has delivered to the Purchaser the most recent determination letter received from the Internal Revenue Service with respect to each such Benefit Plan.

                     (b) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Benefit Plan.

                     (c) All Benefit Plans are in substantial compliance in form and in operation with the relevant provisions of ERISA and the Code, the regulations and published authorities thereunder, and all other laws applicable with respect to all such Benefit Plans. The Company and its Subsidiaries have performed their obligations under all Benefit Arrangements in all material respects. There is no action (other than routine claims for benefits) pending or to the knowledge of Chiron and the Company threatened against any Benefit Arrangement or arising out of any Benefit Arrangement.

                     (d) Except as disclosed in Schedule 2.15.2 (which shall identify the entity obligated to make any payments due or which may become due), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due from Chiron, the Company or any Subsidiaries to any present or former officer, employee, director or consultant (or dependents of any thereof) of the Company or any of its Subsidiaries, or (ii) accelerate the time of, or upon any act or event, or the lapse of time or both, result in any payment or vesting, or increase the amount, of compensation due to any employee, officer, director or consultant of the Company or any Subsidiaries under any Benefit Arrangements.

                     (e) To the knowledge of Chiron and the Company, except as set forth on Schedule 2.15.2, all Benefit Plans and Benefit Arrangements maintained for foreign employees are in compliance in all material respects in form and in operation with all laws applicable to such Benefit Arrangements.

     2.16 CERTAIN INTERESTS. Except as set forth in Schedule 2.16, no officer or director of Chiron, the Company or any Subsidiary is indebted or otherwise obligated to the Company or any Subsidiary; and neither the Company nor any Subsidiary is indebted or otherwise obligated to any such officer or director, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses.

     2.17 INTERCOMPANY TRANSACTIONS. Except as described in Schedule 2.17, none of the goods and services provided by Chiron or any Affiliate of Chiron (other than the Company and the Subsidiaries) to the Company or any of its Subsidiaries described in Schedule 2.17 is required or necessary for the ongoing operation of the Company or any of its Subsidiaries. Except as described in
Schedule 2.17, neither the Company nor any

Subsidiary has any liabilities or obligations to Chiron or any other Affiliate of Chiron (other than the Company and the Subsidiaries) and none of Chiron or such Affiliates has any obligations to the Company or any Subsidiary. Except as described in Schedule 2.17, consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Company or any Subsidiary or the successor or assign of any thereof to Chiron or any Affiliate of Chiron.

     2.18 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker (other than Morgan Stanley, Dean Witter & Co., as to whose fees and expenses Chiron shall have full responsibility and neither the Company nor any Subsidiary nor the Purchaser shall have any responsibility) or other Person or firm engaged by or acting on behalf of Chiron, Company or any Subsidiary or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

     2.19 INVENTORIES. As of the Closing Date, the inventory as set forth on the Closing Date Balance Sheet is acquired and maintained in accordance with the regular business practices of the Company and the Subsidiaries, consists of new, unused and reconditioned items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at reasonable amounts in accordance with GAAP and consistent with GAAP and consistent with the normal valuation policy of the Company. As of the Closing Date, none of such inventory is obsolete, unusable, damaged or unsalable in the ordinary course of business, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Closing Date Balance Sheet.

     2.20 RECEIVABLES. As of the Closing Date, the accounts receivable set forth on the Closing Date Balance Sheet represent bona fide claims of the Company or the Subsidiaries against customers for sales, services performed or other charges arising on or before the date thereof. As of the Closing Date, said accounts receivable are subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Closing Date Balance Sheet.

     2.21 INSURANCE. Attached as Schedule 2.21 is a list of (a) all insurance policies and bonds provided by third parties currently maintained by or on behalf of the Company and its Subsidiaries or which were maintained by or on behalf of the Company and its Subsidiaries during the past two years and (b) any third party indemnities relating to the Company or its Subsidiaries under which Chiron, the Company or any Subsidiary is receiving currently any payments. Neither the Company nor any Subsidiary is in default under any such policy or bond, nor is Chiron or Centaur in default under any such policy or bond, where such default would provide any insurer with a defense to its obligation to provide coverage or otherwise be likely to interfere with such coverage. Except as disclosed on Schedule 2.21, to the knowledge of Chiron, the Company and the Subsidiaries, Chiron, Centaur, the Company or the Subsidiaries, as the case may be, have timely filed claims with, and given notice to, the applicable insurers with respect to all written claims for which the Company and its Subsidiaries or Chiron or Centaur (where the Company or its Subsidiaries would be indirect beneficiaries under such policies maintained by Chiron or Centaur consistent with past practice) may reasonably be expected to have coverage. Except as disclosed on Schedule 2.12, claims have been filed with insurers with respect to each matter identified on Schedule 2.12 and such claims are covered by the applicable insurance policies of such insurers, subject to the applicable deductible or self-insured retention amounts under the policies of such insurers (excluding Centaur). Except as disclosed on Schedule 2.21, the execution, delivery and performance of this Agreement will not constitute a breach or default of any such policies, bonds or third party indemnities which would result in a termination of existing coverage for any claims for which notice was properly given prior to Closing, or in the case of third party indemnities, loss of the right to receive coverage following the Closing.

     2.22 CHIRON CANADA. As of the Closing Date, Chiron Canada has no assets related to or connected with the business of the Company or any Subsidiary as presently conducted.

     2.23 CERTAIN FDA MATTERS. Except as disclosed in Schedule 2.23, there have been no product recalls or market withdrawals by the Company or any Subsidiary since December 31, 1995.

     2.24 COMPLETENESS. To the knowledge of Chiron, the Company or any Subsidiary, the Schedules to Article II attached hereto do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to Chiron that:

     3.1 ORGANIZATION AND AUTHORITY. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Purchaser has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a valid and, assuming due execution by Chiron, and the expiration or termination of the applicable waiting period under the HSR Act, binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and to general equitable principles.

     3.2 NONCONTRAVENTION. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby will not violate or conflict with, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) the certificate of incorporation or bylaws of the Purchaser, (b) any law, regulation, order, judgment, or decree applicable to the Purchaser or (c) any contract, indenture, mortgage or other instrument to which the Purchaser is a party that is material to the financial condition or results of operations of the Purchaser; subject (as to clauses (b) and (c) respectively) to the matters disclosed on Schedule 3.2.

     3.3 NO GOVERNMENTAL CONSENT OR APPROVAL REQUIRED. No authorization, consent, approval or other order of, declaration to, or registration, qualification, designation or filing with, any governmental entity or body or any other Person is required for or in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, other than (a) the filing of notification under the HSR Act and the expiration or early termination of the waiting period thereunder as well as certain filings under Competition Laws and (b) the matters identified in Schedule 3.3 as requiring that certain actions to be taken by or with respect to any governmental entity or body or any other Person.

     3.4 PURCHASE FOR INVESTMENT. The Purchaser is purchasing the Stock for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof.

                                      ARTICLE IV

                                 COVENANTS OF CHIRON

     4.1 COOPERATION AND ACCESS. From and after the date hereof, Chiron shall cause the Company and each Subsidiary to afford promptly to employees of the Purchaser with responsibility for a particular subject area or subject matter, to the Purchaser's management personnel and to its authorized representatives (which term shall include its independent accountants and counsel) at all reasonable times with reasonable prior notice full and unrestricted access to the premises, facilities, properties, books, records, lawsuit pleadings, work papers and personnel of the Company and each Subsidiary, to furnish to the Purchaser copies of such books, records, working papers and such other additional financial, tax, legal, and operating data and information as the Purchaser may reasonably request and to permit the Purchaser and its authorized representatives to discuss the business and operations of the Company and its Subsidiaries with the officers, employees with responsibility for a particular subject area or subject matter, accountants and counsel of the Company and its Subsidiaries in order to assist the Purchaser in its evaluation of the business; provided, however, that the Purchaser shall not interfere with the normal operation of the business of the Company and its Subsidiaries and Chiron shall have the right to participate in all discussions with the accountants and counsel of the Company and its Subsidiaries. To the extent Chiron incurs more than $50,000 in the aggregate of fees and expenses to its outside accountants and counsel who participate in such discussions with the Purchaser or its representatives, the Purchaser will reimburse Chiron for the amount of such fees and expenses that exceed $50,000, against receipt of invoices of such accountants and counsel.

     4.2     CONDUCT OF BUSINESS.

             4.2.1 PRE-CLOSING NEGATIVE COVENANTS. From the date hereof until the Closing, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, Chiron will not permit the Company or any Subsidiary to:

                     (a) enter into, amend in any material respect or terminate any Material Contract except in the ordinary course of business consistent with past practice;

                     (b) issue or transfer any capital stock of the Company or any Subsidiary or any security convertible into or exchangeable for any such capital stock or any right to acquire any such capital stock, except as expressly provided in Section 2.4;

                     (c) merge or consolidate with any entity except as provided in Section 2.4 or acquire any stock or other ownership interests in any entity or the assets of any business substantially as an entirety, except as disclosed in Schedule 4.2.1;

                     (d) make any change in its certificate of incorporation or bylaws (or equivalent governing instruments);

                     (e) sell, lease, pledge, encumber or otherwise dispose of or transfer any of its assets or property, except in the ordinary course of business consistent with past practice;

                     (f) incur any third party indebtedness other than ordinary course trade debt consistent with past practice or, except as set forth on Schedule 4.2.1, enter into any commitment or make any capital expenditures or investments of more than $200,000 alone or $1,000,000 in the aggregate other than as set forth in the 1997 capital budget of the Company or as required by existing contractual obligations;

                     (g) liquidate, dissolve or otherwise reorganize or seek protection from creditors, except as disclosed in Schedule 4.2.1;

                     (h) except in the ordinary course of business, settle any claim, dispute or litigation in consideration for anything other than payment of monies;

                     (i) conduct their respective business other than in the ordinary course, consistent with past practice;

                     (j)   terminate or fail to renew any insurance coverage;

                     (k) grant any general or uniform increase in the pay or benefits of employees, or any increase in the pay, bonus or benefits of any individual employee earning $50,000 or more in annual salary (including bonus) other than in the ordinary course of business as disclosed in
     Schedule 4.2.1 or as otherwise disclosed on Schedule 4.2.1;

                     (l) enter into any employment contract that is not terminable at will and without payment (other than the payment of customary severance in accordance with the Company's policies); or

                     (m)   agree or commit itself to do any of the foregoing.

             4.2.2 PRE-CLOSING AFFIRMATIVE COVENANTS. Prior to the Closing, Chiron shall, and shall cause the Company and each Subsidiary to, use commercially reasonable efforts to preserve intact its business and the goodwill of its customers, suppliers, employees, and others having business relations with it.

     4.3 GOVERNMENT APPROVALS. Chiron will, and will cause the Company and the Subsidiaries, to prepare and file, at the earliest practicable date, all applications and other notices required in connection with, and will use its commercially reasonable effort to obtain promptly , all consents, approvals or other actions by any governmental agency or authority required to be obtained by Chiron, the Company or any Subsidiary in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, promptly prepare and file notification in accordance with the HSR Act and other Competition Laws. Chiron will notify the Purchaser of all requests, terms or conditions made or sought to be imposed on the Company or any Subsidiary in connection with obtaining such approvals and will discuss with the Purchaser the acceptability of such requests, and Chiron and the Purchaser will mutually agree on the response to such requests.

     4.4 CONSENTS. Chiron will cause the Company and its Subsidiaries to use commercially reasonable efforts to obtain, at the earliest practicable date, the Contract Approvals.

     4.5     MATERIAL DEVELOPMENTS, REPORTS, ETC.

             4.5.1 EVENTS OR OCCURRENCES. Chiron shall promptly notify the Purchaser of any event which, to the knowledge of Chiron, the Company or any of the Subsidiaries, has had or might reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise), results of operations or the business of the Company or any of its Subsidiaries taken as a whole.

             4.5.2 REPORTS. Chiron shall deliver to the Purchaser promptly after they become available the operating and financial reports to the extent customarily prepared (including projections and budgets) of the Company and its Subsidiaries that are prepared for management of the Company or Chiron and monthly and quarterly unaudited balance sheets, statements of operation for the Company and its consolidated Subsidiaries.

     4.6 INTERCOMPANY ACCOUNTS. Prior to the Closing, Chiron shall (a) cause to be eliminated any and all loans, advances and other extensions of credit made between the Company or any Subsidiary on the one hand, and Chiron and any of its Affiliates (other than the Company or any Subsidiary), and (b) cause to be transferred to it all cash and cash equivalents of the Company and the Subsidiaries.

     4.7 CLAREMONT PROPERTY. On or before the Closing, the Claremont Property will be transferred to Chiron by quitclaim deed with no representations and warranties by the Company. Following the Closing and until the third anniversary date of the Closing, the Purchaser and the Company shall have the right to occupy and use the currently occupied portion of the Claremont Property exclusively and on a rent-free basis, whether or not the Claremont Property is sold to a third party.

     4.8 ASSIGNMENT OF LEASES. On or before the Closing, at Chiron's option, the Huntington Lease and the Milton Keynes Lease, together with all obligations of the Company thereunder as lessee, will be assigned to Chiron pursuant to the terms of an assignment and assumption agreement reasonably acceptable as to form by the Purchaser or Chiron will indemnify the Purchaser from such obligations.

     4.9 NO SOLICITATION. Chiron agrees that it will not, nor will it permit the Company or its Subsidiaries to, nor will it authorize any stockholder, officer, director, employee of, or any investment banker, attorney or other advisor or representative of, Chiron, the Company or its Subsidiaries to, solicit or initiate or encourage the submission of any proposal to acquire the Company or its business; provided that nothing herein shall preclude Chiron, the Company or its Subsidiaries from continuing discussions and exchange of information with potential purchasers who have indicated an interest prior to the date hereof.

     4.10 PAYROLL AND OTHER SERVICES. Following the Closing, Chiron shall provide the Purchaser, for the benefit of the Company, with such employee payroll, other employee-related processing services, human resource and computer services and laser servicing in Canada as were provided to the Company prior to the Closing, but only as are reasonably required by the Purchaser during the period that the Purchaser is diligently pursuing the transition of the employees of the Company over to its own services up to a maximum of six months. Such services shall be provided at a rate equal to Chiron's fully burdened cost plus 10%. At or prior to the Closing, (a) Chiron and the Company will enter into a co-promotion agreement in form and substance reasonably satisfactory to the Purchaser to promote Vitrasert through Chiron's Therapeutics Group for a period of three years on reasonable terms and conditions, and (b) Chiron shall cause Chiron B.V. to enter into an agreement in form and substance reasonably satisfactory to the Purchaser with the Company on reasonable terms and conditions under which Chiron B.V. will, for a period of two years, provide Vitrasert testing services ("Vitrasert Testing") to the Company. The Purchaser shall agree to indemnify, defend and hold harmless Chiron and its Affiliates from and against any and all Losses arising out of or attributable to the provision of all services provided under Section 4.10, other than the co-promotion of Vitrasert. Chiron shall agree to indemnify, defend and hold harmless the Purchaser, the Company and their Affiliates from and against any and all Losses arising out of or attributable to the negligence of Chiron B.V. in connection with Vitrasert Testing.

     4.11 EMPLOYEE PROVISIONS. Prior to the Closing, Chiron shall exercise commercially reasonable efforts to enter into an employment agreement with William Link on terms acceptable to the Purchaser.

     4.12 USE OF CHIRON NAME. Following the Closing, the Company and its Subsidiaries shall have the right to continue to use the tradename of Chiron, any derivation thereof or the Centaur design ("Chiron Name") which is affixed to products, labeling, packaging materials or promotional materials as of the Closing Date until the later of (a) depletion of existing inventories, or (b) the date on which any requisite regulatory approvals are obtained in connection with the removal of the Chiron Name from the foregoing; provided that such use shall in no event continue longer than two years following the Closing. The Purchaser will use its commercially reasonable efforts to secure any such requisite regulatory approvals as promptly as practicable following the Closing Date. Prior to the Closing, the parties will enter into a trademark license agreement in a form reasonably acceptable to Chiron and the Purchaser governing such use of the Chiron name after the Closing.

     4.13 INSURANCE COVERAGE. Prior to the Closing, Chiron shall take such action as may be required to ensure that any insurance coverage for any claims that have been filed with the applicable insurers prior to the Closing relating to the Company and its Subsidiaries will continue with respect to such claims following the Closing, and Chiron agrees to pay to the Company insurance proceeds (net of any out-of-pocket unreimbursed costs or expenses of Chiron incurred in defense of such claim) resulting from such coverage promptly after receipt thereof. From and after the date hereof, Chiron shall diligently pursue insurance coverage for any claims filed with Centaur and/or third party insurers prior to the Closing relating to the Company and its Subsidiaries. Following the Closing, Chiron shall be responsible for the control of all claims filed with Centaur and the Company shall be responsible for the control of all claims filed with third party insurers, subject to the control exercised by any insurers in accordance with the applicable insurance policies. Following the Closing, Chiron shall transfer, immediately, to the Company, all proceeds (net of unreimbursed defense costs incurred by Chiron) to which it is entitled to receive from Centaur and/or third party insurers, as the case may be, as a result of such claims.

     4.14 HUMAN RESOURCE DATA BASE. At the Purchaser's request, following the Closing, Chiron shall provide the Purchaser and the Company with reports containing the information in Chiron's Human Resource Information System relating to the domestic employees of the Company.

     4.15 ALTERNATIVE DEAL STRUCTURES. From and after the date hereof, the Purchaser and Chiron shall exercise commercially reasonable efforts to evaluate, identify and agree upon alternative means of structuring the transactions contemplated hereby

("Alternative Deal Structures"), including without limitation, asset transfers between Subsidiaries of the Company and Affiliates of the Purchaser for the purpose of providing to the Purchaser tax benefits following Closing having a present value equal to no less than $2 million (including the benefits to the Purchaser of any Net Operating Losses of Chiron Adatomed at the Closing plus any adjustment to the Purchase Price made pursuant to Section 1.5.1(c)); provided that such structures impose no additional cost on Chiron, the Company or the Subsidiaries.

     4.16 RETENTION BONUS PAYMENTS. Chiron shall promptly pay when due all payments to employees of the Company and its Subsidiaries under the Chiron Retention Plan, Chiron Transaction Team Program and the Executive Amendment to the Company's Global Severance Program described in Schedule 4.16; provided that in the case of the Executive Amendment to the Company's Global Severance Program, Chiron's responsibility shall be limited to the amount by which the payments required under such Executive Amendment exceed the amounts that would have been required had the Company's Global Severance Program not been so amended.

     4.17 CONFIDENTIALITY. Chiron, the Company and its Subsidiaries, at all times prior to the Closing and after any termination of this Agreement, will hold all confidential information provided to Chiron by or on behalf of the Purchaser in confidence and will not disclose such information prior to Closing other than to directors, officers, employees, and agents of Chiron who need to know such information for the purposes of the transactions contemplated by this Agreement. Upon any termination of this Agreement, Chiron will promptly return to the Purchaser such information provided to Chiron, including any copies of such information; provided that Chiron may retain one copy in its Law Department. Chiron acknowledges that the Purchaser would be irreparably harmed by a breach of this Section 4.17 and that there would be no adequate remedy at law or in damages to compensate the Purchaser for any such breach and agrees that, in addition to any other remedy, the Purchaser shall be entitled to one or more injunctions requiring specific performance by Chiron, the Company or its Subsidiaries of this Section 4.17, and Chiron, the Company and its Subsidiaries consent to the entry thereof.

     4.18 PRODUCT LIABILITY CLAIMS. From and after the date hereof, Chiron shall use commercially reasonable efforts to pursue any claims for indemnification under agreements identified on Schedule 4.18 arising out of any product liability claims against the Company or any Subsidiary filed prior to the Closing, and Chiron agrees to pay to the Company all indemnification proceeds (net of any out-of-pocket costs or expenses incurred by it in pursuing such claims) resulting from such indemnification claims promptly after receipt thereof; provided that notwithstanding the foregoing, Chiron shall have no obligation to continue to pursue such indemnification in the event it reasonably determines that such pursuit would require it to institute legal proceedings or is not likely to result in recovery; further provided, however, that at the time of any such determination, upon the Purchaser's request and at the Purchaser's expense, Chiron shall pursue such third party indemnification on the Purchaser's behalf.


                                      ARTICLE V

                              COVENANTS OF THE PURCHASER

     5.1 GOVERNMENT APPROVALS. The Purchaser will prepare and file, at the earliest practicable date, all applications and other notices required in connection with, and will use its commercially reasonable efforts to obtain promptly, all consents, approvals or other actions by any governmental agency or authority required to be obtained by the Purchaser in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, promptly prepare and file notification in accordance with the HSR Act and other Competition Laws. The Purchaser will notify Chiron of all requests, terms or conditions made or sought to be imposed on the Purchaser in connection with obtaining such approvals and will discuss with Chiron the acceptability of such requests, and the Purchaser and Chiron will mutually agree on the response to such requests.

     5.2 CONFIDENTIALITY. The Purchaser, at all times prior to the Closing and after any termination of this Agreement, will hold all confidential information provided to the Purchaser by or on behalf of Chiron, the Company or any Subsidiary in confidence and will not disclose such information prior to Closing other than to directors, officers, employees and agents of the Purchaser who need to know such information for the purposes of the transaction contemplated by this Agreement. Upon any termination of this Agreement, the Purchaser will promptly return to Chiron all such information provided to the Purchaser, including any copies of such information, provided that the Purchaser may retain one copy in its Law Department. The Purchaser acknowledges that Chiron would be irreparably harmed by a breach of this Section 5.2 and that there would be no adequate remedy at law or in damages to compensate Chiron for any such breach and agrees that, in addition to any other remedy, Chiron shall be entitled to one or more injunctions requiring specific performance by the Purchaser of this Section 5.2, and the Purchaser consents to the entry thereof.

     5.3 EMPLOYEE BENEFITS. From and after the Closing Date, the Purchaser shall provide the employees of the Company and its Subsidiaries with employee benefit plans, programs, policies or arrangements which are no less favorable in the aggregate than the benefit plans, programs, policies and arrangements provided by Chiron, the Company and its Subsidiaries to employees of the Company and its Subsidiaries prior to the Closing. In addition, the Purchaser shall provide to employees of the Company and its Subsidiaries benefit plans, programs, policies or arrangements that in the aggregate will be approximately comparable to the benefit plans, programs, policies or arrangements provided by the Purchaser to its other employees with similar levels of responsibility; provided that new or additional benefits may in no event be provided later than one year following the Closing and nothing shall require the Purchaser to provide any particular benefit plan, program, policy or arrangement not currently provided by the Purchaser to its employees. To the extent any such benefit plans, programs, policies or arrangements are not currently provided by the Purchaser to its employees, the Purchaser will provide replacement benefits that in the aggregate are approximately comparable. Each such employee benefit plan, program, policy or arrangement shall give full credit for each participant's period of service with the Company and its Subsidiaries prior to the Closing Date for purposes of determining eligibility, vesting and the amount of benefits (including subsidies relating to such benefits), other than for the defined benefit plans. Each employee welfare benefit plan provided by the Purchaser to the employees of the Company and its Subsidiaries shall give full credit for deductibles satisfied under the Company's and its Subsidiaries' Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs, and shall waive any pre-existing condition limitation for any employee covered under a Company or Subsidiary Benefit Plan (which is a group health plan) immediately prior to the Closing Date. Nothing contained in this
Section 5.3 will create any third party beneficiary rights in any employee or former employee of the Company or any Subsidiaries in respect of continued employment or any other matters including, but not limited to, any rights in any benefit plan, program, policy or arrangement provided by the Purchaser.

     5.4 WARN ACT. The Purchaser shall comply with The Worker Adjustment Retraining Notification Act (the "Warn Act") and shall indemnify Chiron against liability thereunder.


                                      ARTICLE VI

                                     TAX MATTERS

     6.1 DEFINITIONS. For purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign income, property, sales and use, excise, withholding, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance and other taxes, tariffs or government charges of any nature whatsoever, and shall include any penalties or interest relating thereto, and any Loss in connection with the determination, settlement or litigation of any Tax liability; and "Net Operating Losses" or "NOLs" shall mean the deduction allowed as a carryforward for losses incurred in a prior taxable period.

     6.2     TAX SHARING AGREEMENTS; TAX AND OTHER RETURNS AND REPORTS.

             6.2.1 TAX SHARING AGREEMENTS. Chiron represents and warrants to the Purchaser that, except as set forth in Schedule 6.2.1, neither the Company nor any Subsidiary is a party to any agreement, contract or understanding relating to any sharing by the Company or any Subsidiary of any Tax liability of any person or entity.

             6.2.2 TAX AND OTHER RETURNS AND REPORTS. Chiron represents and warrants to the Purchaser that, except as set forth in Schedule 6.2.2, the Company and each Subsidiary have timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required Tax Returns and have paid all Taxes due for all periods ending on or before the Closing Date. Except as disclosed in Schedule 6.2.2, adequate provision has been made in the books and records of the Company and each Subsidiary, and in the Financial Statements referred to in Section 2.7 above or in any other financial statements delivered or to be delivered to the Purchaser, for all Taxes whether or not due and payable and whether or not disputed. Neither the Company nor any Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. Schedule 6.2.2 lists the date or dates through which the IRS and any other governmental entity or body have examined the United States federal income tax returns and any other Tax Returns of the Company and its Subsidiaries. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Except as set forth in the Schedule 6.2.2, no governmental entity or body has, during the past three years, examined or is in the process of examining any Tax Returns of the Company or any Subsidiary. Except as set forth on Schedule 6.2.2, no governmental entity or body has proposed (tentatively or definitively), asserted or assessed or, to the knowledge of Chiron, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such deficiency assessment or claim. Chiron has provided to the Purchaser all Tax Returns filed for the Company on a separate basis (and related work papers, audit papers or other relevant documents for Tax Returns) and excerpts from consolidated and combined returns relating to tax items of the Company, included therein for the prior three years and for all prior periods that are still open under the statute of limitations which have been requested by the Purchaser or its duly authorized representatives.

     6.3 PRE-CLOSING TAX INDEMNITY. Chiron shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the Company and each Subsidiary) and their respective directors, officers, employees and agents from any Taxes imposed on the Company or any of its Subsidiaries with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date (including without limitation any such Taxes from, or Taxes related to other transactions which are payable because of, transactions or elections contemplated by this Agreement), except to the extent of the aggregate amount of Taxes reflected on the Closing Date Balance Sheet. Chiron shall further indemnify, defend and hold harmless the Purchaser and its Affiliates (including without limitation the Company and each Subsidiary) and their respective directors, officers, employees and agents against (a) Taxes for any period whatsoever of any member of a consolidated or combined tax group of which Chiron or any of its Affiliates is, or was at any time, a member, for which the Company and/or any Subsidiary is liable as a result of its inclusion in such group, (b) any claim or demand for reimbursement or indemnification resulting from any transfer by Chiron prior to the Closing of any Tax benefits or credits to any other Person, and (c) any Tax liabilities arising out of the transfer of the Stock pursuant to this Agreement or the transfer of the stock of Chiron Adatomed as contemplated hereby. This Section 6.3 shall not apply to any increase in tax resulting from any reassessment of real or personal property taxes as a result of the transfer of stock of the Company to the Purchaser, or with respect to any increase in tax resulting from changes in the valuation of any asset or liability of the Company due to the election contemplated under
Section 6.9.

     6.4 DE MINIMIS TAXES. Chiron shall not be liable under Section 6.3 for any amount assessed for any particular Tax or Tax period of less than $5,000.

     6.5 TAX PERIODS. With respect to any Taxes for any taxable period that includes but does not end as of the Closing Date, the amount of Taxes subject to indemnification hereunder shall be calculated as if such taxable period ended as of the close of business on the Closing Date, except that property Taxes calculated on an annual basis shall be prorated based on the number of days in the annual period elapsed through the Closing Date compared to the number of days in the annual period elapsing after the Closing Date.

     6.6 OFFSET FOR FUTURE REDUCTIONS. To the extent an increase in Tax for any period which gives rise to a liability of Chiron under Section 6.3 is the result of an adjustment which will result in a corresponding decrease in Tax for a subsequent period, Chiron shall be liable for the full amount of such increase for such period and the Purchaser shall pay Chiron the amount of such corresponding decrease in Tax for such subsequent period (if any) when such corresponding decrease in Tax is actually realized by the Company in such subsequent period. Chiron promptly shall indemnify and reimburse the Purchaser for any Loss if such decrease in Tax, as claimed on a Tax Return or any other document, is subsequently successfully contested by the applicable taxing authority.

     6.7 NET OPERATING LOSSES. The indemnity in Section 6.3 shall not apply to, and Chiron shall not be liable for, any increase in Tax resulting from any adjustment to any Net Operating Loss of the Company or its Subsidiaries available to offset income of the Company or the Purchaser in a Tax period beginning on or after the Closing Date.

Additionally, Chiron makes no representation with respect to the ability of the Company or its Subsidiaries to use after the Closing Date any Net Operating Loss available immediately prior to the Closing Date, and Chiron shall not have any indemnity obligation hereunder to the extent that the Company, its Subsidiaries or the Purchaser are unable to use after the Closing Date NOLs available immediately prior to the Closing Date.

     6.8     TAX PROCEEDINGS.

             6.8.1. RIGHT TO CONTROL PROCEEDINGS. Chiron shall have the responsibility for, and the right to control, at Chiron's expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder (any such audit or disposition, a "Tax Proceeding").

             6.8.2. NOTICE; REPORTS. Chiron's right to control a Tax Proceeding shall commence upon the receipt by the Purchaser or any of its Affiliates (including, after the Closing Date, the Company and its Subsidiaries) of a proposed adjustment to Tax for the period under audit or examination communicated in writing. The Purchaser shall promptly notify Chiron in writing upon their learning of the pendency of a Tax Proceeding and shall fully cooperate with Chiron in the conduct of such Tax Proceeding. The Purchaser shall provide to Chiron, once per year, a list of any Tax audits, examinations or other proceeding that is or could result in a Tax Proceeding in progress, the nature of the Tax and Tax period involved and the status of the proceeding, including the amount of the proposed adjustment, if known. The failure on the part of the Purchaser to promptly notify Chiron of the pendency of a Tax Proceeding or the failure of the Purchaser to provide the information set forth in the immediately preceding sentence shall not in any way discharge Chiron's indemnity obligations hereunder, except that the Purchaser shall be liable for any increase in penalties, interest, other assessments or fees and expenses which are due to any delay in promptly notifying Chiron of the pendency of any Tax Proceeding and shall be responsible for any indemnity obligations to the extent that Chiron is materially prejudiced as a result of such delay. Without the prior written consent of Chiron (which consent shall not be unreasonable withheld), neither the Purchaser nor any of its Affiliates shall settle or compromise any claim for Taxes that might result in Chiron's being required to make an indemnity payment pursuant to Section 6.3. The Purchaser shall, and shall cause Company and Subsidiaries to, cooperate with Chiron including providing reasonable access to records, returns and supporting information, in connection with any Tax Proceeding or matter as to which the Purchaser may seek indemnity or other relief for Chiron under this Article 6. The Purchaser promptly shall pay Chiron any refunds, rebates or other recoveries received by the Company or a Subsidiary on account of Taxes paid before the Closing. The

Purchaser shall have the right directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any governmental entity or body relating to periods ending or treated by this Agreement as ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods if such disposition will or might reasonably be expected to result in an increase in Taxes, of $50,000 or more, of the Purchaser, the Company and/or any Subsidiary for any period beginning at or after the Closing or as to which the Company and/or any Subsidiary is jointly or severally liable as a result of its inclusion in such group prior to the Closing Date. Chiron will not, and will not permit any of its Affiliates to, without the consent of the Purchaser (which consent shall not be unreasonably withheld), make any elections with respect to Taxes that are inconsistent with prior elections reflected in prior Tax Returns or the Audited Financial Statements. Chiron will not amend, or permit any of its Affiliates to amend, any Tax Return for any period prior to or including the Closing Date in a manner that would have an adverse effect on the Company, any Subsidiary or the Purchaser or its Affiliates, or subject them to any liability for Taxes, except for amended returns necessary to correct any accounting or computational error discovered subsequent to the Closing Date or to make adjustments with respect to any item the treatment of which is clear under applicable tax laws, regulations or rulings. Chiron shall provide to the Purchaser a copy of any amended return prepared thirty days prior to the filing of such return.

     6.9 SECTION 338(H)(10) ELECTION. The Purchaser and Chiron agree to join in the making of an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes, but not for California state tax purposes. The Purchaser shall prepare an allocation schedule (the "Allocation Schedule") allocating the Purchase Price and the liabilities of the Company and its Subsidiaries among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code and the regulations issued thereunder, and shall submit such Allocation Schedule to Chiron for its review and signature not later than 30 days prior to the filing date. Chiron hereby agrees that so long as the Allocation Schedule has been prepared in accordance with Section 1060 of the Code and the regulations issued thereunder, it will file all tax returns and reports in a manner consistent with the Allocation Schedule and will not take any position for purposes of any Taxes respecting the allocation of the Purchase Price and the liabilities of the Company and its Subsidiaries which is inconsistent with the Allocation Schedule.

     6.10 SURVIVAL, ETC. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties and the indemnification obligations set forth in this Article VI shall survive the Closing and shall remain in effect until the expiration of the applicable statute of limitations. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VI notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. This Article VI shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. Chiron agrees to notify the Purchaser of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VI upon discovery or receipt of notice thereof (other than from the Purchaser), whether before or after the Closing.


                                     ARTICLE VII

                                CONDITIONS TO CLOSING

     7.1 GENERAL CONDITIONS. Unless waived in writing by all parties, the obligations of the parties to proceed with the Closing are subject to the satisfaction of the conditions that no law, rule, regulation, decree, injunction, judgment, order, ruling or writ shall have been enacted, entered, issued, promulgated or enforced by any governmental entity or body, nor shall any action, petition, investigation, suit or other proceeding have been instituted and remain pending or, to the knowledge of Chiron or the Purchaser, have been threatened and remain so by any governmental entity or body at what would otherwise be the Closing Date, which prohibits the transactions contemplated by this Agreement.

     7.2 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions set forth in Section 7.1 and this
Section 7.2, any one or more of which conditions set forth in this Section 7.2 may be waived, in whole or in part, by the Purchaser:

             7.2.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Chiron in this Agreement shall be true and correct at and as of the date of the Closing as if made at and as of the Closing, except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse affect on the assets, properties, condition (financial or otherwise), results of operations, or the business of the Company and its Subsidiaries taken as a whole, and the Purchaser shall have received (i) a certificate, dated the Closing Date, of the Chief Financial Officer or the Chief Executive Officer of Chiron to that effect, (ii) a certificate, dated the Closing Date of the Vice President of Regulatory Affairs to that effect with sole and specific reference to Section 2.14 as it relates to Regulatory Laws and (iii) certificates, dated the Closing Date, of such officers or other employees of the Company with responsibility for the particular subject areas or subject matters covered in Article II to that effect with respect to such particular subject areas or subject matters.

             7.2.2 PERFORMANCE OF COVENANTS. Chiron shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate, dated the Closing Date, of the Chief Financial Officer or the Chief Executive Officer of Chiron to that effect.

             7.2.3 HSR ACT. The filing of the required notification under the HSR Act and other Competition Laws required to be filed prior to the Closing and the approval, if applicable, or expiration or early termination of the applicable waiting period, if any, without there being any continuing objection thereto.

             7.2.4 STOCK CERTIFICATE. Chiron shall have delivered to the Purchaser a certificate for the Stock, duly endorsed (or accompanied by stock powers duly endorsed) in blank.

             7.2.5 OPINION OF CHIRON COUNSEL. The Purchaser shall have received from William G. Green, Esq., Senior Vice President and General Counsel of Chiron, a legal opinion in substantially the form attached as Exhibit B.

             7.2.6 CONSENTS. Chiron shall have obtained and provided to the Purchaser all required authorizations, approvals, consent and Permits listed on
Schedule 2.3 and shall have made all registrations and filings listed on
Schedule 2.3 and the Purchaser shall have obtained all authorizations, approvals, consents and Permits listed on Schedule 3.3 without any materially adverse conditions or terms thereto, each in form and substance reasonably satisfactory to the Purchaser.

             7.2.7   RESERVED.

             7.2.8 CHIRON ADATOMED. Chiron shall have transferred all of the capital stock of Chiron Adatomed to the Company.

             7.2.9 CHIRON CANADA. On or prior to the Closing Date, the Company shall have transferred all of the capital stock of Chiron Canada to Chiron in a transaction the form and substance of which are reasonably satisfactory to the Purchaser, and all of the assets and liabilities of Chiron Canada (other than the Net Operating Losses) will be transferred to the Company.

             7.2.10 RESIGNATION OF DIRECTORS. The directors of the Company and its Subsidiaries shall have submitted their resignations in writing to the Company and the Subsidiaries, as applicable. Such resignations shall be effective as of the Closing.

             7.2.11 NON-COMPETITION AGREEMENTS. Chiron shall have executed and delivered and shall have caused its Affiliates to execute and deliver a non-competition agreement substantially in the form attached as Exhibit C hereto.

             7.2.12 INTERCOMPANY TRANSACTIONS. Chiron shall have delivered to the Purchaser evidence in form and substance satisfactory to the Purchaser showing the elimination of all of the intercompany indebtedness between the Company and its Subsidiaries on the one hand and Chiron and its other Affiliates on the other listed on Schedule 2.17 and the Company shall have transferred all of its cash and cash equivalents to Chiron as of the Closing.

             7.2.13 MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or to the assets, properties, condition (financial or otherwise), results of operations, or the business of the Company and its Subsidiaries taken as a whole between the date hereof and the Closing Date, nor shall any events have occurred between the date hereof and the Closing Date which would reasonably be expected to result in such a material adverse change.

             7.2.14  RESERVED.

             7.2.15 CHIRON VISION FRANCE, S.A. The statutory net equity (as defined by applicable French or English law) of Chiron Vision France, S.A. ("CV France") and Chiron Vision (UK) shall have been increased to an amount which satisfies the minimum statutory net equity requirements under such law.

             7.2.16 CASH MANAGEMENT. Any agreements or arrangements providing Chiron with the right to remove cash from bank accounts of the Company, after the Closing shall have been terminated, and the Chief Financial Officer or the Chief Executive Officer of Chiron shall have delivered to the Purchaser a certificate to that effect.

     7.3 CONDITIONS TO THE OBLIGATIONS OF CHIRON. The obligations of Chiron to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions set forth in Section 7.1 and this Section 7.3, any one or more of which conditions set forth in this Section 7.3 may be waived, in whole or in part, by Chiron.

             7.3.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects at and as of the date of the Closing as if made at and as of the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of the Purchaser to that effect.

             7.3.2 PERFORMANCE OF COVENANTS. The Purchaser shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing, and Chiron shall have received a certificate, dated the Closing Date, of the Chief Financial Officer of the Purchaser to that effect.

             7.3.3 HSR ACT. The filing of the required notice under the HSR Act and other Competition Laws required to be filed prior to the Closing and the approval, if applicable, or expiration or early termination of the applicable waiting period, if any, without there being any continuing objection thereto.

             7.3.4 PAYMENT. The Purchaser shall have delivered to Chiron by wire transfer to such bank account as Chiron shall specify in writing cash in immediately available funds in the amount of the Purchase Price, subject to the provisions of Section 1.4.

             7.3.5 OPINION OF PURCHASER COUNSEL. Chiron shall have received from Robert B. Stiles, Senior Vice President and General Counsel of the Purchaser, a legal opinion in substantially the form attached as Exhibit D.

             7.3.6 CLAREMONT LEASE. Chiron and the Purchaser shall have entered into an agreement providing for the occupancy by the Purchaser of the Claremont Property as provided in Section 4.7, payment by the Purchaser of all maintenance and operating expenses and indemnification for any Losses incurred by Chiron as a result of any acts or omissions by the Company or its Subsidiaries in connection with their occupancy of the Claremont property following the Closing.



                                     ARTICLE VIII

                                     TERMINATION

     8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to Closing:

             8.1.1. MUTUAL AGREEMENT. by the mutual written agreement of Chiron and the Purchaser;

             8.1.2 EXPIRATION. by Chiron or by the Purchaser if the Closing shall not have occurred on or before February 28, 1998, or such other date upon which Chiron and the Purchaser may agree in writing; provided, however, that February 28, 1998 shall be extended until the end of any cure period which commences prior thereto under either Section 8.1.7 or Section 8.1.9;

             8.1.3 CONTRAVENTION OF LAW. by Chiron or by the Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

             8.1.4 FIDUCIARY OBLIGATION. by Chiron if the Chiron Board of Directors shall have determined reasonably and in good faith, upon the advice of outside Delaware counsel, that such termination is required by its fiduciary duties to Chiron stockholders under applicable laws, by reason of an alternative, bona-fide offer having been made for the acquisition of the Company and its Subsidiaries or of all or substantially all of their businesses;

             8.1.5 PURCHASER'S BREACH. by Chiron (a) if the Purchaser shall refuse or fail after notice to perform any material covenant or agreement required to be performed by it under this Agreement or (b) if any representation or warranty of the Purchaser contained in this Agreement shall prove to have been inaccurate or misleading in any material respect at the time when made;

             8.1.6   RESERVED.

             8.1.7 CHIRON'S BREACH. by the Purchaser (a) if Chiron shall refuse or fail after notice to perform any material covenant or agreement required to be performed by it under this Agreement and such failure is not reasonably capable of being cured or, if capable of being cured, is not cured by Chiron by the earlier of thirty days after the receipt of notice thereof, or (b) if Chiron breaches any material covenant under Section 4.2, and such breach would reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise), results of operations, or the business of the Company and its Subsidiaries taken as a whole, and such breach is not reasonably capable of being cured or, if capable of being cured, is not cured by Chiron within 30 days after receipt of notice thereof.

             8.1.8 FAILURE OF A CHIRON CONDITION. by Chiron at any time after the date hereof if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Chiron to consummate the transactions contemplated by this Agreement as set forth in Section 7.1 or Section 7.3 and such event or condition is not reasonably capable of being cured or, if capable of being cured, is not cured by the Purchaser within 30 days after the receipt of notice of such event or condition; and


             8.1.9 FAILURE OF A PURCHASER CONDITION. by the Purchaser at any time after the date hereof if the satisfaction of one or more conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 7.2.1 or Section 7.2.13 has become impossible, and is not reasonably capable of being cured or, if capable of being cured, is not cured by Chiron within 30 days after receipt of such notice of such fact.

     8.2 NOTICE. Any party desiring to terminate this Agreement pursuant to this Section shall give written notice of termination to the other party.

     8.3 EFFECT OF TERMINATION. Subject to the provisions of Section 8.4, if this Agreement is terminated pursuant to Section 8.1, such termination shall be without liability of any party (or any shareholder, director, officer, employee or agent of any party) to any other party to this Agreement. The provisions of this Section 8.3 and Section 5.2 shall survive any termination hereof.

     8.4     TERMINATION FEES.

             8.4.1. PAYMENTS BY THE PURCHASER. In the event that the transactions contemplated by this Agreement are not consummated by the Purchaser, the Purchaser shall pay to Chiron the sum of $15 million in cash as a termination fee, unless the reason the transactions have not been consummated is based on any of the following: (i) a termination of this Agreement by Chiron under Section 8.1.3 or 8.1.4 or because of a failure of the condition set forth in Section 7.3.3 or (ii) a termination by the Purchaser either under Section
8.1.7 or 8.1.9, or because of a failure of the condition set forth in Section 7.2.3.

             8.4.2 PAYMENT BY CHIRON. If this Agreement is terminated by Chiron pursuant to Section 8.1.4, Chiron shall immediately pay to the Purchaser the sum of $15 million in cash as a termination fee.


                                      ARTICLE IX

                REPRESENTATIONS AND WARRANTIES; INDEMNITIES; SURVIVAL

     9.1 CHIRON GENERAL INDEMNITY. Chiron shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents against any and all Losses arising out of or attributable to the following matters:

             9.1.1   REPRESENTATIONS, WARRANTIES AND COVENANTS.

                     (a) The breach or inaccuracy of any representation or warranty of Chiron contained in this Agreement, (b) any matter (other than third party claims) included on an Amended Schedule arising after the date of this Agreement but before the Closing that would have constituted a breach or inaccuracy of any representation or warranty of Chiron had it occurred prior to the date of this Agreement and not been disclosed and (c) the breach or failure to perform any covenant or agreement to be performed by Chiron or any of its Affiliates under this Agreement other than under
     Section 4.2 and Section 4.5. Chiron, however, shall not be liable for any indemnity amounts in respect of Losses under this Section 9.1.1 unless (i) the amount of such Losses (less payments received from insurance and third party indemnification, subject to the provisions of Section 9.4) relating to any claim made by a third party against the Company or any Subsidiary for infringement of a patent to the extent arising out of or attributable to any act or omission that occurred prior to the Closing (other than claims identified on Schedule 2.13) exceeds $2.5 million individually, or
     (ii) in any other case, the amount of such Losses exceeds $1 million individually and in both cases exceeds $5 million in the aggregate, in which event Chiron shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents for all Losses related to an individual claim that exceeds $2.5 million or $1 million, as the case may be, including the first $1 dollar of such claims. The indemnity obligations of Chiron under this Section 9.1.1 shall expire upon the conclusion of the second year-end audit following the Closing, but in no event later than the conclusion of the audit of the Company's financial statements for the period ending December 31, 1998.

             9.1.2   THIRD PARTY CLAIMS.

                     (a) Any claim asserted against the Company or any of its Subsidiaries by a third party after the Closing to the extent arising out of or attributable to any act or omission that occurred prior to the date of this Agreement, except to the extent reserved against in, or reflected as a liability on, the Audited Balance Sheet or the Schedules, (b) any third party claim arising out of or attributable to the matters disclosed on Schedule 9.1.2(b), (c) any product liability claims against the Company or its Subsidiaries disclosed on Schedule 9.1.2(c) to the extent the Company and its Subsidiaries do not receive insurance proceeds or third party indemnification, and (d) any third party claim to the extent arising out of or attributable to any act or omission that occurred after the date of this Agreement but before the Closing and is disclosed to the Purchaser on an Amended Schedule other than matters expressly permitted or consented to by the Purchaser under Section 4.2 and Section 4.5. Chiron, however, shall not be liable for any indemnity amounts in respect of Losses under this Section 9.1.2 unless the amount of such Losses, less payments received from insurance and third party indemnification, subject to Section 9.4, received by the Purchaser after pursuing the same in accordance with Section 9.4 exceeds
     $5 million in aggregate and (i) $50,000 with respect to any single claim under subparagraph (a) and (ii) $100,000 with respect to any single claim under subparagraph (d), in which events Chiron shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents for 50% of all such Losses in excess of the applicable threshold. Losses indemnified under this Section 9.1.2 shall
     (i) include costs and expenses of defense of such third party claims as well as amounts paid to such third party claimants (whether by way of final court order or out-of-court settlement) and (ii) shall exclude any other Losses arising out of or attributable to such third party claims, including without limitation, costs and expenses incurred to effect any change to the assets, properties, condition or business of the Company and its Subsidiaries. The indemnity obligations of Chiron under this Section 9.1.2 shall expire upon the date two years after the Closing.

             9.1.3 ENVIRONMENTAL CLAIMS. Any Losses of the Company or any Subsidiary arising out of the violation of any Environmental Law which violation occurred prior to the Closing. Chiron shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents for all such Losses (after insurance and third party indemnification, subject to the provisions of Section 9.4). The indemnity obligations of Chiron under this Section shall expire upon the date five years after the Closing.

             9.1.4 TAX LOSSES. Losses related to Tax matters are expressly excluded from Section 9.1 and Article IX (except with respect to indemnification procedures, which shall be governed by Section 9.3) and instead shall be governed by the provisions of Article VI.

             9.1.5 LIABILITY LIMITS. The obligations of Chiron to indemnify the Purchaser under Section 9.1 for Losses incurred as a result of any claims asserted against the Company or against the Purchaser arising out of any violations of any Environmental Laws, Regulatory Law or alleged or actual infringement by the Company or any Subsidiary of any patent of any other Person shall be limited to an aggregate maximum of $100 million. The obligations of Chiron to indemnify the Purchaser under any other clause or provision in Section
9.1 for Losses incurred by the Company or by the Purchaser shall be limited to an aggregate maximum of $50 million. The obligations of Chiron to indemnify the Purchaser under Section 9.1 and under the provisions of Article VI with respect to any tax matter or as a result of fraud on the part of Chiron shall not be limited as to amount.

             9.1.6 MISCELLANEOUS. Notwithstanding anything to the contrary contained herein, neither party hereto (the "Indemnitor") shall be responsible for indemnifying the other party or its Affiliates or any of their respective directors, officers, employees or agents (collectively, the "Indemnitee") for any consequential damages incurred by the Indemnitee, including loss of profits of the Indemnitee, resulting from any event giving rise to the Indemnitee's indemnity claim. This Article IX shall constitute exclusive remedy for any and all claims arising out of the transactions contemplated hereby. This Section
9.1.6 shall survive any termination of this Agreement.

     9.2 PURCHASER GENERAL INDEMNITY. The Purchaser shall indemnify and hold harmless Chiron and its Affiliates and their respective directors, officers, employees and agents against any and all Losses to the extent arising out of or attributable to (a) the inaccuracy of any representation and warranty of the Purchaser contained in this Agreement and (b) the breach or failure to perform any covenant or agreement to be performed by the Purchaser under this Agreement.

     9.3 INDEMNIFICATION PROCEDURES. Any person seeking indemnity pursuant to Section 9.1 or Section 9.2 (the "Indemnified Party") shall use its reasonable efforts to notify the indemnifying party in writing promptly upon becoming aware of any claim, suit, proceeding or liability to which such indemnification may apply; provided however that any failure to provide such notice shall not constitute a waiver of the indemnifying party's indemnity obligations hereunder except to the extent the indemnifying party is actually prejudiced in defense of a third party's claim against the Indemnified Party. The indemnifying party shall have the right, within ten business days of receipt of notice thereof, to assume and control the defense and settlement of, a third party's claim, suit or proceeding against the Indemnified Party (a "Third Party Claim") at the indemnifying party's sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the indemnifying party will not have the right to assume the defense of any Third Party Claim that seeks criminal penalties. If the indemnifying party's right to assume the defense is exercised, the indemnifying party shall be deemed to have waived all rights to contest its liability to the Indemnified Party in respect of such Third Party Claim. The Indemnifying Party will not settle or compromise any Third Party Claim that it elects to defend without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld. If the right to assume and control the defense is exercised, the Indemnified Party shall have the right to participate in, but not control, such defense at its own expense and the indemnifying party's indemnity obligations shall be deemed not to include attorneys' fees and litigation expenses incurred in such participation by the Indemnified Party after the assumption of the defense by the indemnifying party. If the indemnifying party does not assume the defense of the Third Party Claim, the Indemnified Party may defend and settle the Claim for the account and cost of the indemnifying party; provided, that the Indemnified Party will not settle the Third Party Claim without the prior written consent of indemnifying party, which consent will not be unreasonably withheld. The indemnifying party will promptly pay, or reimburse the Indemnified Party for payment of, costs and expenses (including fees and expenses of counsel) incurred in the defense thereof. The Indemnified Party shall cooperate with the indemnifying party and, subject to obtaining proper assurances of confidentiality and privilege, will make available to the indemnifying party all pertinent information under the control of the Indemnified Party.

     9.4 PURSUIT OF INSURANCE AND THIRD PARTY INDEMNIFICATION. The Purchaser shall consult with Chiron regarding the pursuit of insurance and third party indemnification and, subject to the following sentence, the Purchaser will diligently pursue insurance and third party indemnification for a period of one year. Notwithstanding the foregoing, the Purchaser shall have no obligation to continue to diligently pursue insurance or third party indemnification in the event it reasonably determines that such pursuit would require it to institute legal proceedings or is not likely to result in any recovery; provided that at the time of any such determination, the Purchaser shall either assign to Chiron the right to pursue such insurance or third party indemnification or, upon Chiron's request and at Chiron's expense, pursue such insurance or third party indemnification on Chiron's behalf.

     9.5 SURVIVAL. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period or on any applicable expiration date of such other party's indemnity obligations hereunder shall continue to be covered by this
Article IX notwithstanding any applicable expiration of any party's indemnity obligations set forth in this Article IX until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.


                                      ARTICLE X

                                 CERTAIN DEFINITIONS

     10.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of more than 25% of the voting securities of that Person. Notwithstanding anything to the contrary contained herein, "Affiliate" shall not include, in the case of Chiron, Novartis AG or any Affiliate of Novartis (other than Chiron and its subsidiaries).

     "Agreed Procedure" shall mean, when used with reference to the Closing Date Balance Sheet, that such Balance Sheet will be prepared from the books and records of the Company in accordance with GAAP in a manner consistent with past practices, except that the standard of materiality applicable shall be that which would be appropriate for the Company as an independent entity without regard to its consolidation with Chiron.

     "Agreement" means this Agreement by and among Chiron and the Purchaser, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

     "Centaur" shall mean Chiron's wholly-owned captive insurance subsidiary.

     "Claremont Property" shall mean the real property and improvements thereon owned by the Company and located in Claremont, California.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Environmental Laws" shall mean all laws relating to the protection of the environment including all requirements pertaining to reporting, licensing, permitting, controlling, investigating, or remediating emissions, discharges, releases, or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any company that, as of the relevant measuring date under ERISA, is a member of a controlled group of corporations or under common control with the Company or any Subsidiary within the meaning of Section 414(b) and (c) of the Code.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

     "Hazardous Substances" shall mean substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

     "Huntington Lease" shall mean the lease dated September 12, 1991 between Acorn Development, Inc. and Intraoptics, Inc.

     "Knowledge" shall mean, with respect to any Person, the actual knowledge of any officer of such Person, the law department of such Person or any other employee of such Person with responsibility for the particular subject area or subject matter.

     "Lien" shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, equity, claim, option, tenancy, right or restriction on transfer of any nature whatsoever.

     "Loss" shall mean any loss, damage, liability, cost, deficiency, assessment and expense including, without limitation, any interest, fine, court cost and reasonable investigation cost, penalty and attorneys' and expert witnesses' fees, disbursements and expenses, but shall not include any component of damages for lost profits of, or consequential damages suffered by, Chiron, the Purchaser, the Company, its Subsidiaries or any of their respective Affiliates or any of their respective directors, officers, employees and agents.

     "Lyon Reserve" shall mean an amount reflected on the Audited Balance Sheet and the Closing Date Balance Sheet as a reserve for rental obligations in excess of market value under the lease dated January 2, 1990 between Domilyon Corporation and Domilens Laboratories, as amended by a First Amendment dated May 10, 1994.

     "Milton Keynes Lease" shall mean the lease dated May 25, 1990 between Milton Keynes Development Corporation and Intraoptics (UK) Limited.

     "Net Assets" shall mean, when used with reference to the Audited Balance Sheet and the Closing Date Balance Sheet (prepared in accordance with the Agreed Procedure in the case of the Closing Date Balance Sheet), as the case may be, total assets of the Company adjusted for purposes of calculating the Upward Purchase Price Adjustment or Downward Purchase Price Adjustment, as the case may be, by excluding (a) cash, (b) the net value (gross value minus depreciation) of the Claremont Property, (c) intangible assets, net of accumulated amortization, consisting of purchased technology, patents, licenses, goodwill, tradenames, customer lists and start up costs (except for consideration provided to Luis Ruiz and Sergio Lenchig capitalized in accordance with GAAP), (d) any deferred tax assets for which the Company will not obtain a future benefit as a result of the Section 338(h)(10) election, and
(e) with respect to the Closing Date Balance Sheet only, any amounts paid prior to or as of the Closing Date to Johann F. (Hans) Hellenkamp which are capitalized on the Closing Date Balance Sheet in accordance with GAAP other than amounts creditable against royalties accruing following the Closing (not to exceed $250,000), less (i) current liabilities other than current portion of long-term liabilities except the portion of such liabilities relating to capital leases), (ii) long-term capital leases, (iii) that portion of the Lyon Reserve which corresponds to periods following September 30, 1998, and (iv) with respect to the Closing Date Balance Sheet only two times the value of (A) the note payable to CEMPE with a maturity date of October 31, 1999, (B) that portion of the Lyon Reserve that corresponds to periods prior to September 30, 1998, (C) other long-term liabilities including taxes, but excluding any deferred tax liabilities which the Company will not be obligated to pay as a result of the
Section 338(h)(10) election, (D) obligations relating to the Milton Keynes Lease and the Huntington Lease (unless such leases shall have been assigned to Chiron with any requisite consents, and Chiron shall have assumed such obligations effective as of the Closing Date), and (E) the current portion of long-term liabilities except the portion of such liabilities relating to capital leases.

     "Permit" shall mean any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "Permitted Liens" shall mean the following types of Liens: (a) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
(c) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (d) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and (e) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

     "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a governmental entity or any other entity.

     "Products" shall mean products, technology and services, manufactured, sold, licensed, or otherwise exploited by the Company or any Subsidiary in connection with their business prior to the Closing.

     "Regulatory Law" shall mean the FDC Act or any similar or analogous legislation in any foreign jurisdiction and the regulations of the FDA or any similar or analogous foreign governmental entity or body.

     "Schedule" means a disclosure schedule delivered by Chiron to the Purchaser prior to the date of this Agreement and "Amended Schedule" means an amendment to a Schedule, delivered by Chiron to the Purchaser prior to the Closing, that includes disclosure of events occurring or facts arising after the date of this Agreement.

     "Tax Return" means a report, return or other information required to be supplied to a governmental entity or body with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Subsidiary.


                                      ARTICLE XI

                                    MISCELLANEOUS

     11.1 AMENDMENTS. This Agreement may not be amended or modified except by express written consent of the parties hereto in an agreement or instrument of comparable significance to this Agreement.

     11.2 ASSIGNMENT. Neither party may assign this Agreement or its rights or obligations hereunder, whether by operation of law or otherwise, to any third party without the prior written consent of the other party.

     11.3 NOTICES. All notices or communications hereunder shall be sent by overnight mail by courier of nationally recognized standing addressed as follows (or such other address as such party may designate in writing):

             TO CHIRON:

             Chiron Corporation
             4560 Horton Street
             Emeryville, California  94608-2916
             Attention:  Chief Executive Officer
             Telefax:  (510) 655-6281

             WITH A COPY TO:

             Chiron Corporation
             4560 Horton Street
             Emeryville, California  94608-2916
             Attention:  General Counsel
             Telefax:  (510) 654-5360

             TO THE PURCHASER:

             Bausch & Lomb Incorporated
             One Bausch & Lomb Place
             Rochester, New York  14604
             Attention:  Chief Executive Officer
             Telefax:  (716) 338-6805

             WITH A COPY TO:

             Bausch & Lomb Incorporated
             One Bausch & Lomb Place
             Rochester, New York  14604
             Attention:  General Counsel
             Telefax:  (716) 338-8706

Any notice hereunder shall be effective upon receipt by the intended recipient.

     11.4 SEVERABILITY. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable under applicable law, such provision shall be deemed severed and all other provisions shall nevertheless continue in full force and effect; provided that the parties shall negotiate in good faith to resolve any inequities created by such partial unenforceability.

     11.5 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

     11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     11.7 INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they are deemed to be followed by the words "without limitation." For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and
(c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     11.8 ENTIRE AGREEMENT. This Agreement, together with any agreement executed and delivered by the parties concurrently herewith and the Schedules and Exhibits attached hereto, constitutes the entire agreement between the Purchaser and Chiron with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the parties with respect to the Stock purchased hereunder and the subject matter hereof.

     11.9 PUBLICITY. The parties jointly will prepare a news release or other announcement regarding this Agreement and, subject to their respective legal obligations (including requirements of the New York Stock Exchange and other similar regulatory bodies), thereafter will consult with each other regarding the text of any press release or other public statement (including any filings with any federal or state governmental or regulatory agency) relating to the transaction contemplated by this Agreement prior to any release or filing thereof.

     11.10 EFFORTS; FURTHER ASSURANCES. Each party will use its commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as feasible. The parties shall cooperate with each other in such actions and in securing requisite approvals, consents and authorizations. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

Each party agrees to cause its subsidiaries to comply with any obligations hereunder relating to such subsidiaries and to cause its subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

     11.11 EXPENSES. Subject to Article VI and Article IX, Chiron and the Purchaser shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Any such expenses of Company and the Subsidiaries shall be paid by Chiron on or prior to the Closing.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.


                                       BAUSCH & LOMB INCORPORATED


                                       By:  /s/ William M. Carpenter
                                            --------------------------------
                                                William M. Carpenter
                                                President and Chief Financial
                                                   Officer


                                       By:  /s/ Stephen C. McCluski
                                            --------------------------------
                                                Stephen C. McCluski
                                                Senior Vice President, Finance


                                       CHIRON CORPORATION


                                       By:  /s/ Edward E. Penhoet, Ph.D.
                                            --------------------------------
                                                Edward E. Penhoet, Ph.D.
                                                President and Chief Executive
                                                   Officer